As filed with the Securities and Exchange Commission on December 6, 2007
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSIGHT ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0766246 (I.R.S. Employer Identification No.)
1305 West Auto Drive
Tempe, Arizona 85284
(480) 902-1001
(Address, including zip code, and telephone number, including area code, of principal executive offices)
INSIGHT ENTERPRISES, INC. 2007 OMNIBUS PLAN
(Full title of the plan)
Steven R. Andrews
General Counsel and Secretary
Insight Enterprises, Inc.
1305 West Auto Drive
Tempe, Arizona 85284
(480) 902-1001
(Name, address and telephone number, including area code, of agent for service)

COPIES TO:
Danielle Benderly
Perkins Coie llp
1120 N.W. Couch Street
Tenth Floor
Portland, Oregon 97209-4128
(503) 727-2000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Share	Price	Registration Fee
Common Stock, par value $.01 per share, together with associated preferred stock purchase rights, under the Insight Enterprises, Inc. 2007 Omnibus Plan	4,250,000	$18.465 (2)	$78,476,250 (2)	$2,409.22

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2007 Omnibus Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share is estimated to be $18.465 based on the average of the high sales price ($18.78) and the low sales price ($18.15) for the Registrant’s Common Stock as reported by the NASDAQ Global Select Market on December 4, 2007.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:
          (a) the Registrant’s annual report on Form 10-K and Form 10-K/A for the year ended December 31, 2006, filed on July 26, 2007 and October 9, 2007, respectively, which contain audited financial statements for the most recent fiscal year for which such statements have been filed;
          (b) the Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, filed on July 26, 2007, August 9, 2007 and November 9, 2007, respectively;
          (c) the Registrant’s current reports on Form 8-K filed on January 12, 2007, January 25, 2007, January 30, 2007 (except for the current report on Form 8-K filed with respect to Item 2.02), February 21, 2007, March 8, 2007, March 14, 2007, April 5, 2007, May 2, 2007 (except as to Item 2.02), May 7, 2007, May 15, 2007, May 18, 2007, August 29, 2007, November 16, 2007 and November 21, 2007;
          (d) the description of the Registrant’s Common Stock included in the registration statement on Form 8-A, dated November 9, 1994, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and
          (e) the description of the Registrant’s Shareholder’s Rights Agreement included in the registration statement on Form 8-A filed on March 17, 1999.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Item 4. DESCRIPTION OF SECURITIES
     Not applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145(a) of the General Corporation Law of the State of Delaware (the “General Corporation Law”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.
     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145, subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under such Section 145.
     Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, acting or failing to act in good faith, engaging in intentional misconduct or knowing violations of law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     Article VI of the Registrant’s Amended and Restated Bylaws provides that the Registrant shall indemnify officers and directors to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware.
     Article 10 of the Registrant’s Amended and Restated Certificate of Incorporation provides that to the full extent that the General Corporation Law permits the limitation or elimination of the liability of directors, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     The Registrant has a policy of directors’ and officers’ liability insurance which insures directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances.
     The Registrant has entered into indemnification agreements with its directors and officers for indemnification of and advancement of expenses to such persons to the full extent permitted by law and intends to execute such indemnification agreements with its future officers and directors.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Insight Enterprises, Inc. 2007 Omnibus Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed on October 9, 2007)
Item 9. UNDERTAKINGS
A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
          provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on the 6th day of December, 2007.

INSIGHT ENTERPRISES, INC.
By:	/s/ Richard A. Fennessy
Richard A. Fennessy
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose individual signature appears below authorizes Richard A. Fennessy or Steven R. Andrews, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 6th day of December, 2007.

SIGNATURE	TITLE

/s/ Richard A. Fennessy Richard A. Fennessy	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Stanley Laybourne Stanley Laybourne	Chief Financial Officer (Principal Financial Officer) and Director

/s/ Karen K. McGinnis Karen K. McGinnis	Chief Accounting Officer (Principal Accounting Officer)

/s/ Timothy A. Crown Timothy A. Crown	Director

/s/ Bennett Dorrance Bennett Dorrance	Director

/s/ Michael M. Fisher Michael M. Fisher	Director

/s/ Larry A. Gunning Larry A. Gunning	Director

SIGNATURE	TITLE
/s/ Robertson C. Jones
Robertson C. Jones	Director

/s/ Kathleen S. Pushor Kathleen S. Pushor	Director

David J. Robino	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie llp regarding legality of the Common Stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Perkins Coie llp (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Insight Enterprises, Inc. 2007 Omnibus Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed on October 9, 2007)